Exhibit 4.123

CONTRACT NO: DIAO DU 091 [2010]

BETWEEN

FUJIAN PROVINCE ELECTRIC POWER CO., LTD. NANPING ELECTRIC POWER
INDUSTRY BUREAU

AND

SHAOWU CITY JINWEI HYDROELECTRIC CO., LTD.

GRID CONNECTION AND DISPATCHING AGREEMENT

FOR

JINWEI HYDROPOWER STATION

December 2010

CONTENTS

Chapter I	Definitions and interpretations	3

Chapter II	Representations by the parties	6

Chapter III	Obligations of the parties	6

Chapter IV	Conditions for Grid Connection	9

Chapter V	Connection Application and Acceptance	11

Chapter VI	Grid connection and dispatching during the commissioning period	13

Chapter VII	Operation under Dispatching	14

Chapter VIII	Equipment overhaul and Maintenance	17

Chapter IX	Power Generation plan	18

Chapter X	Reservoir dispatching	19

Chapter XI	Relay Protection and Automatic Safety Devices	21

Chapter XII	Dispatching Automation	24

Chapter XIII	Dispatching Communication	26

Chapter XIV	Accident management and Investigation	28

Chapter XV	Force Majeure	29

Chapter XVI	Liabilities for Breach of contract	30

Chapter XVII	Effectiveness and valid Term	33

Chapter XVIII	Modification, Assignment and Termination of this Agreement	33

Chapter XIX	Dispute resolution	33

Chapter XX	Applicable Law	34

Chapter XXI	Miscellaneous	34

Appendix I	Diagram for Connection Points	37

Appendix II	Technical Parameters for the power plant	38

Appendix III	Division of Dispatching Range of power plant Equipments	39

GRID CONNECTION AND DISPATCHING AGREEMENT

This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:

Party A: Fujian Province Electric Power Co., Ltd. Nanping Electric Power Industry Bureau, a power grid operation enterprise registered and established with the Fujian Province Nanping Administration for Industry and Commerce, having procured the Power Supply Business Permit (permit number: 3041908-00065) issued by State Electricity Regulatory Commission, with the tax registration number of 350702680854420, its registered address at No.211, Bayi Road, Nanping City, Fujian Province and the legal representative of which is Wu Yue Bin.

Party B: Shaowu City Jinwei Hydroelectric Co., Ltd, a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industry and Commerce of Fujian Province, having procured the Power Generation Business Permit for the power plant (units) referred to in this Agreement (permit number: 104191001046) issued by the power regulatory commission/bureau, with the tax registration number of 350781751361288 (State Tax), its registered address at Gaofang Village, Weimin Town, Shaowu City and the legal representative of which is Lin Zhong Hui.

WHEREAS:

(1)

Party A is currently operating and managing a power grid which is suitable for the operation of power plants, and agrees that the Power Plant of Party B could be connected to the power grid pursuant to the provisions of this Agreement;

(2)

Party B is constructing, owning and operating the Jinwei Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 16 MW at Weimin Township, Shaowu City, and agrees to connect the Power Plant to the power grid of Party A pursuant to the provisions of this Agreement.

In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principles of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.

Chapter I Definitions and interpretations

1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1

“Power Dispatching Agency” refers to Nanping Dispatching Agency, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system pursuant to applicable laws, which is subordinated to Party A.

1.1.2

“Power Plant” refers to the power generation facility with all auxiliary facilities stretching to the property demarcation point with the total installed capacity of 16MW (with two (2) units, No. 1 unit of 8MW, No. 2 unit of 8 MW, the detailed technical parameters please refer to Appendix II)[1], which is constructed, owned, managed and operated by Party B and located in Weimin Town, Shaowu City, Fujian Province.

1.1.3	“Connection Points” refer to the interconnection points connecting the Power Plant and the power grid (please refer to Appendix I).

- 3 / 39 -

1.1.4	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.5	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.6	“Connection Method” refers to the systematic way of connecting the Power Plant (units) to the power grid.

1.1.7	AVC: Automatic Voltage Control

1.1.8	RTU: Remote Terminal Unit

1.1.9

“Disconnection” specially refers to under this Agreement the interruption of electric connection between the power grid and the power generation equipments which are operating connected to the power grid.

1.1.10	“Special Operation Mode” refers to the operation arrangement of taking unusual connection mode for the Power Plant or the power grid due to certain needs.

1.1.11	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions.

1.1.12

“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing and the elimination of defects during off-break period and the shutdown reserve required by the dispatching center, etc.

1.1.13

“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.14	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Article 1.1.14.

1.1.15	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the maximum capacity on the nameplate.

1.1.16	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and unplanned Equivalent Unit Derated Hours.

1.1.17

“Annual Allowable Planned Outage Hours” refers to the allowable hours for Planned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.18

“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours for Equivalent Unplanned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. In this Agreement, it only refers to the Unplanned

Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

1.1.19

“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the county dispatching on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.20

“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated amount, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.21

“Dispatching Code for Electric Power System” refers to the codes which are formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards and the electric power industry standards and regulate the dispatching and operation of the electric power system of this area.

1.1.22

“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be borne by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.23

“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.24

“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.25

“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc.

1.1.26

“Direct Economic Loss” refers to expenses in connection with spares and parts, materials replacement, man power and transportation. In the event that equipment is damaged and cannot be restored, then the loss shall be equal to the price to purchase a same type equipment.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean including without limitation.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.

Chapter II Representations by the parties

Any Party hereby represents to the other Party that:

2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2

All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3

When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4

All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have the binding force on both Parties to this Agreement after it comes into effect.

Chapter III Obligations of the parties

3.1

The Parties shall abide by the national laws, regulations and the standards for the electric power industry, as well as relevant policies, rules and measures formulated and enacted by the electric power administrative department of the state and Fujian province, in respect to the capital construction, operation, maintenance, dispatching and management:

The Parties shall abide by the technical specification, codes, rules and measures on operation and management and other normative documents formulated by the State, Huadong Grid Corporation, Fujian Province Electric Power Co., Ltd. or by Party A for ensuring the safe and stable operation of the power grid. Currently the said normative documents include:

	(1)	Dispatching Code for Electric Power System of Fujian Province (hereinafter “Dispatching Code”);

	(2)	Safe and Stable Operation Codes for Power System of Fujian Province

	(3)	Operational Rules for Relay Protection and Automatic Safety Device of Fujian Power System.

	(4)	Implementation Rules for Accident Prevention Key Measures on Relay Protection and Automatic Safety Device of Fujian Power System.

	(5)	Implementation Rules for Technology Supervision on Relay Protection and Automatic Safety Device of Fujian Power System.

	(6)	Administrative Measures on Acceptance of the New Relay Protection Equipment Put into Operation of Fujian Power System.

	(7)	Administrative Rules for Setting Calculation of Relay Protection of Fujian Power System.

	(8)	Secondary System Ground Connection Plan for Relay Protection of Fujian Power System.

	(9)	Communication Management Codes of Fujian Power System.

	(10)	Rules on Communication Dispatching Management of Fujian Power System

(11)	Rules on Statistics, Appraisal and Rating on Communication Operation of Fujian Power System.

(12)	Acceptance Standard of Standard Communication Station of Fujian Power System.

(13)	Administrative Rules on Anti-lightening Operation of Communication Station of Fujian Power System.

(14)	Operation and Management Codes for Optical Communication of Fujian Power System.

(15)	Operation and Management Codes for Digital Microwave Communication of Fujian Power System.

(16)	Operation and Management Codes for Carrier Communication of Fujian Power System.

(17)	Interim Operation and Management Codes for Automatic Switching Network of Fujian Power System.

(18)	Operation and Management Codes for Digital Network of Fujian Power System

(19)	Administrative Measures on Communication Network of Fujian Power Communication System.

(20)	Administrative Measures on Unwatched Communication Station of Communication Network of Fujian Power System.

(21)	Dispatching Codes for Grid Operation Management of Fujian Province

(22)	Anti-accident Measures for Grid of Fujian Province Electric Power Co., Ltd

(23)	Dispatching Codes for Grid of Nanping Power Supply Area

(24)	Technical Instructions for Voltage and Reactive Power of Power System

(25)	Interim Rules on Automatic Water Dispatching of Grid of Fujian Province

During the performance of this Agreement, if there is any modification to the said procedures, rules and measures, then the modified procedures, rules and measures shall be applied.

3.2	Unless otherwise specifically provided in this Agreement, Party A is obliged to perform the following obligations as well:

3.2.1

Party A shall uniformly dispatch the power grid within its jurisdiction strictly according to the law, regulations, rules, standards, procedures, codes and measures as prescribed in Article 3.1, to embody the principles of fairness, justness, publicity, economy and rationality. The dispatching jurisdiction is set out in Appendix III.

3.2.2

Party A shall be responsible for the operation, management, maintenance, repair, technical renovation of relevant grid equipments and facilities, so as to satisfy the normal operation requirements of the grid and the Power Plant.

3.2.3

Party A shall reasonably arrange the dispatching in light of the provisions of the Power Purchase and Sale Contract having regard to the actual operation situation of the grid and water conditions of the Power Plant. Party A shall compile and provide Party B with Daily Power Generation Dispatching Plan Curve and reactive power output curve (or voltage curve) in a timely fashion.

3.2.4

Party A shall uniformly arrange the power generation, pressure regulating, back-up, etc. of the power plants, to satisfy the needs for safe and stable operation of its governed power grid and qualified electric energy.

3.2.5

Party A shall take measures to prevent any accidents which may impair the safe operation of its governed power system, shall organize all kinds of special and professional safety inspections on the security of the power grid and shall formulate the anti-accident measures for its own needs. Where there is any accident occurs to the major equipment of the power plant, which affects the safe and stable operation of the power grid, Party A is entitled to participate in the investigation in and analysis on such accidents.

3.2.6

Party A shall timely and reasonably arrange the overhaul on the power plant according to the “Dispatching Code”, the overhaul code and the defect development trends of the power plant equipment under non-emergencies brought forward by Party B and the actual operation situation of its governed power grid.

3.2.7

Party A shall support and assist Party B to conduct the technical renovation or parameter adjustment on relevant equipment; and shall provide guidance and coordination to Party B in respect to the dispatching as well as operation and management in relation to its governed power grid; shall provide guidance and coordination for Party B’s operation in respect to electric equipment, relay protection, automatic safety device, field system and speed control system, power dispatching communication, dispatching automation and other special fields in connection with the safe operation of its governed power grid; and shall conduct statistics appraisal on the operation situation of the power plant’s equipment according to relevant rules.

3.2.8

Party A shall timely notify Party B of any information relevant to Party B in connection with the defect of the major equipment of the power grid and the transmission passage capacity of the power plant; and Party A shall periodically disclose to Party B relevant power dispatching information.

3.2.9	Party A shall go through procedures and amend applicable codes and rules in a timely manner according to the requisites of operation of power system and characters of Party B’s equipment.

3.2.10

Party A shall provide Party B with relevant codes, rules, implementation rules and other normative documents on the technical management agreed by Party A and Party B as provided in Article 3.1. If there is any modification to the said documents, Party A shall timely provide the modified documents to Party B.

3.2.11	Party A shall provide professional technical training for on-duty operating staff of Party B.

3.2.12	Party A shall assist Party B to conduct the investigation in any accidents.

3.3	Unless otherwise specifically provided in this Agreement, Party B is obliged to perform the following obligations as well:

3.3.1

Party B shall conform to the unified dispatching of Power Dispatching Agency and properly organize the production activity of the Power Plant; and shall strictly abided by the Dispatching Code and the dispatching orders.

3.3.2	Party B shall formulate the on-site operation code which shall be consistent with Party A’s power system codes and rules and shall report it to Party A for record.

3.3.3

Party B shall provide the overhaul plan and proposal on the power plant equipment according to the requirement of Power Dispatching Agency and shall implement the approved overhaul plan and well conduct other equipment examination and maintenance work.

3.3.4

Party B shall timely conduct the technical renovation or parameter adjustment on the equipment for its own needs and shall report it to Party A for recordation (if in relation to the power grid safety, Party B shall report it to Party A for approval).

3.3.5

Party B shall take measures to prevent any accidents which may impair the safe operation of the power system. Party B shall assist Party A to conduct all kinds of special and professional safety inspections on the security of the power grid and to carry forward all precautionary measures raised during the inspection. Where Power Dispatching Agency raises any specific anti-accident measures or other requirements on the power system safety, Party B shall implement such measures and conduct the operation and maintenance according to such requirements. Party B shall report relevant documents on security measures to Power Dispatching Agency for recordation and shall participate in the joint anti-accidents rehearsal organized by Power Dispatching Agency.

3.3.6

Where there is any material defect or hidden danger in the major equipment of the power plant, Party B shall timely handle it according to the power industry standards and the “Dispatching Code”, and in the mean time shall faithfully notify Power Dispatching Agency. Party B shall report the result to Power Dispatching Agency after it competes handling such issues.

3.3.7

Party B shall operate the plant and generate the power according to the Daily Power Generation Dispatching Plan Curve formulated by Power Dispatching Agency, shall adjust the power and voltage, participate in the frequency modulation and pressure regulating of the power grid, and shall bear the basic reserve level of the power grid and provide other basis auxiliary services according to the dispatching order issued by Power Dispatching Agency.

3.3.8

Party B shall timely and accurately provide the operation status and production information of the power plant equipment to Power Dispatching Agency according to the requirements of Power Dispatching Agency on relevant documents as provided in Article 3.1, including the water situation, statements, etc. Party B shall ensure the accuracy of the information it provides.

3.3.9	Party B shall provide full support and assistance to Party A for Party A’s participation in relevant accident investigation and analysis.

3.3.10

During the effective term of this Agreement, if Party A requires the power plant to add new equipment or device or to conduct anti-accident measures or technical renovation, etc. due to the needs of safe and stable operation of the power grid or due to other requirements on the power plant, then Party B shall be responsible for implementing such requirements and conducting the operation and maintenance according such requirements of Power Dispatching Agency, and shall bear the related costs.

3.3.11	The monitoring and control system of Party B is able to function with AVC close-loop control system of SCADA system of Power Dispatching Agency when and if Nanping Grid is qualified.

3.3.12

Party B shall participate the professional conference, anti-accident rehearsal and technical training organized by Power Dispatching Agency, and shall accept Party A’s centralized management and supervision over the operation dispatching, system stability, relay protection, communication, automation, reservoir regulation and other technical aspects of the power plant which are in relation to the power grid dispatching.

3.3.13	Party B shall provide on-site technical training to Party A’s dispatching operator on duty.

3.3.14

Party B shall accept Party A’s work guidance and coordination in accordance with Article 3.2.7 and shall equipment with relevant personnel on technical and overhaul management to assist Party A’s work.

3.3.15	Party B shall participate in the modern information management and establish corresponding system at its own cost.

Chapter IV Conditions for Grid Connection

4.1

The primary and secondary equipments of Party B shall conform to the national standards, the electric power industry standards, grid operation rules, and Guidelines on Dispatching Service of Fujian On-grid Power Plants, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for grid connection has been defined, relevant parameters have been adjusted as compatible (the parameters setting requirements relating to the power grid shall be provided by the dispatching center), equipment settings have been set in accordance with the requirements of the dispatching and management range division, and all conditions for being connected to the power grid of Party A and accepting the unified dispatching by the dispatching center are ready.

4.2

The relay protection and automatic safety devices (including the excitation system and speed regulation system) of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance pursuant to the requirements of the Administrative Measures on the Commissioning Acceptance for Relay Protection New Facilities of Electric Power System of Fujian Province and satisfy all conditions for synchronous operation, and comply with the relevant provisions of Chapter XI hereof.

4.3

The dispatching automation facilities of the Power Plant, including the units AGC/AVC, the computer monitoring system and electric power metering devices, etc., shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to infrastructure construction procedures of the State, comply with the relevant provisions of Chapter XII hereof, and satisfy the conditions for synchronous operation (Units AVC shall be put into operation when Nanping Grid is qualified.).

4.4

The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standard and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, and comply with the relevant provisions of Chapter XIII hereof.

4.5

According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission), the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the dispatching center to be qualified for operation.

4.6

The operation and repair rules of the Power Plant are complete and relevant management systems are complete. Those rules involving grid safety shall be in compliance with the grid safety management provisions.

4.7

The denominations and numbers for the equipments of the Power Plant shall be given in accordance with the dispatching and management range principle. The denominations and numbers released by the dispatching center for the equipments within the jurisdiction of the dispatching center have been marked up at eye-catching places on the respective electric equipments so as the on-duty operators of the Power Plant may clearly define the electric equipments to be operated.

4.8

The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and procure relevant qualification certificates before being assigned to the posts.

4.9

The primary and secondary equipments of Party A to be operated in conjunction with the operation of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, with the relevant parameters reasonably compatible, the settings of such equipments being set as required and readily available for the Power Plant to be connected.

4.10

Both Parties have worked out relevant counter-accident measures against possible Emergencies after the grid connection of the Power Plant, and such measures shall be filed with the Power Dispatching Agency.

4.11

As for those new equipments which have not been handed over completed due to insufficient materials or which fail to meet the safety or economic qualifications for independent operation or which cannot meet the dispatching communication and power grid automation requirements, the Power Dispatching Agency shall, after issuing rectification opinion, be entitled to refuse to approve such units to be put into commissioning operation.

4.12

On-grid power plants shall not have direct power supply area, otherwise the Power Dispatching Agency shall have the right to decline the on-grid operation of the such power plant. In case the state issue any trial implementation of direct power supply by power plants, both Parties shall separately negotiate.

4.13

The Power Plant shall install high-frequency cutting machine equipments. When the system frequency is bigger than the set figures, then the export switch of generators shall be required to trip. The set figures of cutting machines are provided by Power Dispatching Agency.

4.14

In order to ensure safe, stable, economical and high-quality operation of the grid, in case primary or secondary equipments of the Power Plant need to be newly built or upgraded pursuant to the requirement of the uniform technical standards, planning and design, Party B shall carry out it in accordance with the design scheme confirmed by Party A. The equipments beside the Power Plant shall be operated and maintained by Party B.

Chapter V Connection Application and Acceptance

5.1	Party B shall apply to Party A for the grid connection of its Power Plant, and shall be connected to the grid through a method as required upon the acceptance of Party A.

5.2	Connection Application

Party B shall submit a connection application to Party A ninety (90) days prior to the Initial Connection Date of the Power Plant (units) which shall include the scope of the facilities to be connected, the basic conditions, the acceptance results, the commissioning schedule and plan for the Power Plant (units) to be connected, etc., and shall be attached with all documents set out in Article 5.5 hereof.

5.3	Acceptance of Connection Application

Upon the receipt of the connection application from Party B, Party A shall carefully review the application according to the provisions of Chapter IV hereof and other relevant regulations concerning the grid connection, and shall reply in time to Party B without any unreasonable delay.

5.3.1

In the event that the materials provided in the connection application conform to relevant requirements, Party A shall confirm it within twenty (20)days after the receipt of such application from Party B.

5.3.2

In the event that the materials provided in the connection application do not conform to relevant requirements, Party A shall be entitled to refuse to confirm, but shall notify Party B in written form of the reasons for such refusal to confirm within ten (10) days after the receipt of such application.

5.4	The Parties hereto shall make arrangements for detailed issues relating to the grid connection of the Power Plant when the connection application is confirmed.

5.4.1

Party A shall, within twenty (20) days prior to the agreed Initial Connection Date, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of the Power Plant related to the power grid.

5.4.2

Party A shall provide to Party B with the name list of liaison staff (including staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff, communication staff, and reservoir dispatching staff) and contact details.

5.4.3

Party B shall, within thirty (30) days after the receipt of the confirmation notice, submit the grid connection commissioning items and plans to Party A according to its requirements, and negotiate with the dispatching center to determine the specific timing and procedures for the initial connection.

5.4.4

Party A shall make a written confirmation of the grid connection commissioning items and plans of the units submitted by Party B two (2) business days prior to the Initial Connection Date of the Power Plant.

5.5

When submitting the connection application, Party B shall provide Party A with accurate materials in Chinese (the parameters required to be actually measured during the startup process of the grid connection may be submitted within five (5) days after the grid connection of the units), including:

(1)

The technical specifications, technical parameters and actually measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers which are required for calculating the tidal current, stability and relay protection settings.

(2)

The drawings (including the drawings for a complete set of protections for generators and transformers), instruction manuals and trip models of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching. The equipments’ technical parameters required for calculating the settings of the system protection of Party A, the over-excitation character curve for the transformer of power generator of 300MW and above, the allowable high and low frequency limits for the units, etc., and the machines and equipments account (which could be filled out and submitted in DMIS system) for the relay protection and safety automatic protection and other equipments within Party B’s Power Plant.

(3)

Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the tele-control information form for the Power Plant (including the no-load voltage ratio and tele-metering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)

Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(6)	Field operation codes.

(7)	Primary electric wiring diagrams.

(8)	The start-up and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning primary frequency.

(9)	Measures to ensure the electric power utility of the Power Plant.

(10)	The units commissioning plans, and star-tup commissioning schemes for the step-up substation and the units.

(11)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions and the photocopies of their qualification certificates and contact details.

(12)	Name lists and contact details for the professional staff in the fields of operation mode, relay protection, automation, communication, and reservoir dispatching.

Chapter VI Grid connection and dispatching during the commissioning period

6.1	In accordance with the commissioning items and plans confirmed by Party A, Party B may carry out the commissioning for the grid-connected operation of the Power Plant.

6.1.1

The commissioning units of the Power Plant shall be regarded as the operating equipments connected to the grid, which shall be incorporated into the unified operation and management of the electric power system, and abide by the operational codes and specifications of the electric power system and comply with the unified dispatching.

6.1.2

The Power Plant shall, according to the commissioning items and plans which have been confirmed, prepare a detailed commissioning scheme for the connection of units and report to the Power Dispatching Agency item by item[2] in accordance with the commissioning schedule.

6.1.3	The specific commissioning operations for grid connection shall be performed in strict accordance with the dispatching instructions.

6.1.4

In case of any operation of the equipments only managed by the Power Plant itself, which may bring about impact on the power grid, Party B shall inform the Power Dispatching Agency in advance to make preparations and accident forecasts, and implement in strict accordance with the commissioning scheme.

6.2	Party A shall assist Party B in the grid-connected commissioning by reference to the actual operating conditions of the power grid.

6.2.1

The Power Plant during the grid-connected commissioning period shall be incorporated into the formal dispatching range, and shall be managed in accordance with relevant codes and specifications of the electric power system.

6.2.2

According to the requirements of the Power Plant and the operating conditions of the power grid, Party A shall formulate special commissioning dispatching schemes (including emergency treatment measures), and reasonably arrange the dispatching items and dispatching plans for the Power Plant. The commissioning dispatching scheme and specific commissioning plan shall be notified to the Power Plant two (2) business days prior to the start of commissioning.

6.2.3

Through consultations and agreement with the Power Plant, rolling adjustments may be made to the commissioning plan according to the commissioning progress of the units and the grid operating conditions.

6.2.4	The Power Dispatching Agency may send relevant staff as required for field dispatching, and provide necessary technical guidance or support.

6.3	Party A must prepare an emergency plan for any possible Emergencies during the commissioning period of Party B, defining the principles of managements and the specific

[2] Subject to the approval of the dispatching center, one-time application and filing is acceptable as well.

measures to handle Emergencies, and ensure the safety of the electric power system and equipments. In case of any Emergencies occurred to the power grid, the dispatching center shall be entitled to adjust the operation mode and the power generation plan for the Power Plant to the extent of disconnecting the Power Plant from the power grid.

6.4

Party B shall conduct various performance tests or appraisals on the power plant’s generator set in accordance with the power industry standards, the power grid operation codes, and other regulations enacted by the state and Fujian power administrative departments. If the said performance tests or appraisals may affect the normal operation of the power grid, then such performance tests or appraisals can be implemented only after being approved by Power Dispatching Agency.

6.5

During the commissioning, the operation or withdrawal of the equipment dispatched by Party A shall be conducted strictly in accordance with the commissioning and dispatching scheme issued by Power Dispatching Agency. If Party B fails to operate or withdraw the equipment according to the said scheme, then it shall bear the liabilities for breach of contract according to Chapter XVI of this Agreement.

6.6

After completing the test on each generator set and completing compiling relevant data, Party B shall submit relevant and necessary test data to Power Dispatching Agency. After setting up the new generator set, Party B shall provide the in-plant equipment as-built drawings required for the power grid dispatching to Power Dispatching Agency.

6.7	Party B shall arrange commissioning start-up test of the Power Plant in accordance with applicable State standards, including tests related to grid operation.

6.8

After the power plant completes its start-up and trial operation, the Power Plant shall put the equipment (which is installed according to the requirements of the design and the power grid) into normal operation and shall go through the inspection and acceptance procedures of Party A. The generator set can be put into commercial operation only after it has been accepted.

Chapter VII Operation under Dispatching

7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching instructions given by the on-duty dispatchers of the Power Dispatching Agency.

7.1.1

The Power Plant must implement the dispatching instructions released by the Power Dispatching Agency in a prompt and accurate manner, and must not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the staff or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency and clarify the reasons, and the on-duty dispatchers of the Power Dispatching Agency shall decide whether or not to continue such implementation.

7.1.2

As for those equipments within the range of direct dispatching by the Power Dispatching Agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and be responsible for the accuracy and promptness of implementing the dispatching instructions; and shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the Power Dispatching Agency.

7.1.3

As for those equipments within the licensing dispatching range of the Power Dispatching Agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the Power Dispatching Agency prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

7.1.4	The Power Plant shall ensure that there are sufficient operators to communicate with the Power Dispatching Agency and follow dispatching instructions from the Power Dispatching Agency.

7.2

The Power Dispatching Agency shall reasonably arrange the Daily Power Generation Dispatching Plan Curve of the Power Plant according to relevant requirements. During the normal operation, the on-duty dispatchers have the right to make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the actual operating conditions of the power grid, and such adjustment shall be notified to the on-duty operators of the Power Plant fifteen (15) minutes in advance.

7.3

In case of any abnormal condition of the operating equipments of the Power Plant, the Power Plant may, according to the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the Power Dispatching Agency in advance. The Power Dispatching Agency shall, according to the regulations of the Dispatching Code for Electric Power System and the actual conditions of the power grid, approve such overhaul application in advance upon going through specified procedures and revise relevant plans. In the event that the equipments need an urgent outage, the Power Dispatching Agency shall make a prompt reply judging from the actual conditions. The Power Plant shall follow the final approval from the Power Dispatching Agency.

7.4

The Power Dispatching Agency shall, on the principle of the units on the same grid, of the same type and with the same technical conditions shall be modulated to a basically same magnitude, and considering the power grid structure, the grid operation requirements and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and standby of the electric power system in a safe, high quality and economic manner.

7.4.1	Peak Regulation

The Power Plant shall participate in the peak regulation of the electric power system in accordance with relevant regulations, standards of the State and the unit ability. The range of the peak regulation shall reach relevant regulations and standards of the State. The regulation range for normal operations and accidents please refer to Appendix II.

7.4.2	Frequency Modulation

The Power Plant shall participate in the frequency modulation of the power grid. The dispatching center may, according to the actual conditions of the power grid, arrange the Power Plant to be the modulation plant of the power grid and to carry out operation in accordance with the curve released by the dispatching center. The Power Plant must comply with the dispatching instructions and maintain the grid frequency within the scope prescribed by the Dispatching Code.

7.4.3	Voltage Regulation

(1)

The voltage test point of the Fujian power grid is 35KV busbar. Power Dispatching Agency shall provide the maximum and minimum voltage curves of the voltage test point to the power plant. The power plant shall monitor and adjust the voltage at the test point under the operation of the generator set according to the Dispatching Codes to ensure the monthly pass-rate of the voltage at the test point reaching 100%.

(2)

During the operation, in the event that the units have lost the ability of reactive adjustment (or have reached the operation limitation), or the voltage at the testing point has deviated from the quality limit, the Power Plant shall immediately inform the dispatching center, and the dispatcher of the dispatching center shall take relevant measures to maintain the voltage at the testing point within the quality limit. Under the premise of controlling the voltage at the testing point of the Power Plant within the quality limit, if the power grid requires reactive optimization, the Power Plant shall make adjustment according to the reactive load released by the dispatching center.

(3)

Subject to the needs of adjusting and controlling safety operation of the power grid, the units of the Power Plant must be equipped with AVC and shall be put into operation according to the dispatching instructions of the dispatching center.

7.4.4	Standby

If required by the Power Dispatching Agency, the Power Plant shall leave a proportional rotary standby volume. In the event that the rotary standby volume cannot meet the requirements of the Power Dispatching Agency, the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency.

7.5

In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, the Power Dispatching Agency shall notify the Power Plant of relevant plans five (5) days in advance and implement the plan which has been determined through consultation.

7.6

In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify the Power Dispatching Agency of relevant amended plans five (5) days in advance and implement the plan which has been determined through consultation.

7.7

The Power Dispatching Agency shall consult with the grid-connected Power Plant to convene grid-plants joint meetings on a regular basis and invite Party B to participate, during which, the operating conditions of the power grid will be analyzed, the system tendency will be predicted, the implementations of relevant grid safety and technical measures will be demonstrated, and the disposal of major issues concerning the operation of the electric power system will be discussed. Party B shall participate in such joint meetings, and report the operating conditions of the Power Plant and the implementations of relevant safety and technical measures of the Power Plant.

7.8	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

7.9

The Power Plant shall keep daily field operation records, recording the actual power generated for every hour, the operating conditions for all equipments, the planned and unplanned power cut and any abnormal condition during the overhaul period. The date and time (the time shall be in twenty-four hour format) for each record shall be clearly listed out on the records and such materials shall be provided at proper time after being required by the dispatching center. The operation records of the Power Plant shall be kept for record in accordance with the requirements of archive management.

7.10	The power plant shall strictly follow Nanping power-grid dispatching discipline. If any of the following events occurs, then it shall be deemed to breach the dispatching discipline:

(1)

It modifies the status of the primary and secondary equipment which is within the jurisdiction of the dispatching department, modifies the settling values of the security and stability control devices related to the safe and stable operation of the power grid and the settling values of the power plant’s AVC device and other automatic safety devices, without the consent of the dispatching department.

(2) It does not implement or fully implement the dispatching orders.

(3)

It does not faithfully report the implementation of the dispatching orders and other actual status of the power plant’s equipment (such as generator, water turbine, electric equipment, etc.) and other facilities.

(4) The operator on duty or the chief operator leaves its operating post for some reasons without appointing its successor and delays to implement the dispatching orders.

(5)

It does not implement or fully implement the safeguarding measures on the safe operation of the power grid issued by the Local Dispatching (except the situation it timely provides relevant explanations).

(6)

In case of any accident occurring to the equipment governed by the dispatching, it fails to report the accident to the dispatching department within 3 minutes (it shall at least first report the trip-off situation, may then report the details after checking out the accidents).

	(7)	In case of any malfunction or overloading occurring to the equipment governed by the dispatching, it fails to report it within 5 minutes.

	(8)	In case of any mal-operation accident occurring to the equipment governed by the dispatching range, it fails to report it to the dispatching department within 1 hour or it falsely reports it.

	(9)	The frequency modulation plant designated by the power grid fails to perform the frequency modulation duty according to the dispatching codes.

7.11

The power plant’s networking circuit trips off due to malfunction (except the force majeure events or the reasons not ascribed to the power plant) and causes the working generator set forced to outage. The occurrence of the said accident shall not exceed more than once per year.

Chapter VIII Equipment overhaul and Maintenance

8.1

The annual overhaul and maintenance plan for the Power Plant shall be reported according to relevant rules of Party A. After the assessment and approval, Party A shall issue an annual overhaul plan for the equipments within dispatching range to the Power Plant. The Power Plant shall make preliminary preparations for the overhaul of equipments in accordance with the annual overhaul plan and make sure the overhaul of equipments will be completed as scheduled.

8.2

The Power Plant shall submit the overhaul plan for the subsequent month to the dispatching center via dispatching overhaul management system or by facsimile according to the regulations of the Dispatching Code. The dispatching center shall, formulate the monthly dispatching plan based on the released annual (seasonal) power generation plan, annual overhaul plan and the monthly overhaul plan and the actual operating conditions of the power grid provided by the Power Plant.

8.3

The Power Plant shall arrange the overhaul and maintenance for the equipments according to the schedule of the monthly dispatching plan. For any time of equipment overhaul, the Power Plant shall apply to the dispatching center according to the regulations of the Dispatching Code, and the dispatching center shall also issue a reply pursuant to the time limits provided in the Dispatching Code. The overhaul schedule and progress for the equipments of the Power Plant shall comply with the unified arrangement and coordination of the dispatching center.

8.4

In the event that the Power Plant needs to launch important testing projects after the general overhaul or technology upgrading, it shall submit the testing plan to the dispatching center at least five working days prior to the grid connection, including to provide the equipment alteration scope, the testing items and testing procedures which need arrangement and the parameters for new equipments, and shall file a startup application in advance pursuant to the Dispatching Code. The dispatching center shall take such application into consideration when drawing up the daily dispatching plan.

8.5

The ending time for the overhaul of the units shall be calculated from the time of reconnecting the power generator or resuming the standby. If the overhaul period is not long enough, the Power Plant shall go through the formalities for extending the period, but the extension application shall be submitted to the Power Dispatching Agency before half of the approved overhaul period has elapsed.

8.6	Under the following circumstances, Party B shall bear the liability of breach of contract toward Party A according to Chapter 16 of this Agreement:

(1)	The repeated outage of the major electric transmission and transformation equipment (such as circuit, switch, busbar, generator transformer, etc.) caused by the power plant’s reason.

(2)	The planned overhaul period for the power plant’s main equipment exceeds the approved time period (except under the approval of the dispatching center).

(3)

The application for the outage of the equipment which already put into operation, and under the situation that the equipment overhaul cannot be completed on schedule due to the power plant’s reason and that the power plant fails to apply for the extension within the time limit provided in the Dispatching Codes.

(4)	The application for the outage of the equipment and applying for the extension for more than twice without reason (except for the force majeure).

(5)

If the on-site primary equipment and secondary equipment have any unusual action during the equipment outage period, which need to arrange relevant start-up work for recovering the operation of the equipment, such as arranging the raising voltage from zero, raising the current from zero, the total pressure impulsion, checking phase, and protecting vector test, etc., Party B shall provide the explanation on the equipment unusual action, the start-up proposal (which shall elaborate the required experimental items) and the start-up application to the dispatching department for its approval 5 working days in advance. Party B fails to perform the forgoing provision, and Party B expands its work scope on site without authorization during the equipment outage which results in temporarily bringing forward a start-up work when the equipment recovers the power transmission.

(6)

The overhaul cannot be conducted on schedule or the application is cancelled due to the power plant’s reason (such as inadequate organization for the preliminary work on the overhaul), after the Power Dispatching Agency approved the application on the planned equipment overhaul and after the dispatcher completed its equipment manipulation, except under the bad weather.

Chapter IX Power Generation plan

9.1

The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the on-duty dispatchers) and the dispatching instructions released by the Power Dispatching Agency, timely adjust the active output of the units and arrange the generation and operation of the Power Plant.

9.2

As for the daily power generation plan, the Power Plant shall, with reference to the upstream water inflows and weather forecast, report to the dispatching center before 10:00 of every normal working day the power generation plan for the next day or for the subsequent three to eight days in case of holidays and vacations. The dispatching center shall, in view of the above and the safety constraint and power generation output balancing conditions, etc. of the power grid, arrange the power generation plan for the next day or subsequent days for the Power Plant.

9.3

As for the adjustment of daily power generation plan, in case of any difference between the upstream water inflows and the arrangement of the daily power generation plan, the Power Plant shall propose to revise the daily power generation plan to the dispatching center at least three (3) hour in advance, and only being approved by the on-duty dispatcher, the Power Plant may revise the plan.

9.4

The Power Plant shall arrange the power generation in strict accordance with the Daily Power Generation Plan Curve released by the dispatching center. In case the dispatcher of the dispatching center has revised the Daily Power Generation Plan Curve, the Power Plant shall arrange the power generation according to the revised Daily Power Generation Plan Curve. The deviation between the total active power of the generator units of the Power Plant and the

Daily Power Generation Plan Curve shall not exceed the range of negative 10% to positive 10%.

Chapter X Reservoir dispatching

10.1	Characteristics and Basic Parameters of Reservoir

10.1.1	The characteristic of the reservoir dispatching of the power plant is: daily dispatching.

10.1.2	Basic Parameters

(1) Drainage Area in Control: 4,247 square kilometres.

(2) Normal Impounded Level and Corresponding Storage Capacity: 142.5 meters and 12,250,000 cubic meters.

(3) Level of Dead Water and Corresponding Storage Capacity: 141.1 meters and 9,240,000 cubic meters. (None)

(4) Designed Flood Level and Corresponding Storage Capacity: 145.2 meters.

(5) Checked Flood Level and Corresponding Storage Capacity: 148.15 meters.

10.1.3	Storage Capacity

(1) Total Storage Capacity: 39,420,000 cubic meters.

10.1.4	Flow Quantity

(1) Designed Flood: 9,090 cubic meters/second

(2) Checked Flood: 13,000 cubic meters/second

(3) Maximum Flow Quantity of the Power Generation: 2 * 132.98 cubic meters/second

10.2	Scope of Reservoir Dispatching

Party B shall be responsible for the reservoir dispatching.

10.3	Basic Requirements on the Reservoir Dispatching

10.3.1	Party B shall provide the design documents, operation statistics documents and operation summaries of the hydraulic power plant to Party A according to Party A’s requirement.

10.3.2

The power plant shall report its flood dispatching scheme to the Local Dispatching by the end of March of each year, and shall report the approved flood dispatching scheme, high-water season safety measures, and precautionary preplan on extraordinary flood to the Local Dispatching for recordation within 10 days. If encountering any serious flood or disastrous weather, Party B shall promptly report the situation to Party A.

10.3.3	Party B shall transmit the real-time operation information of the reservoir and the generator set according to Party A’s requirements.

10.3.4

The power plant shall work out the flood dispatching analysis within 2 days after each flood subsides and shall report it to relevant department as well as the Local Dispatching. The power plant shall complete its annual flood control work summarization within 1 month after the flood season and shall report it to relevant department as well as the Local Dispatching.

10.3.5

Daily Report of Reservoir Dispatching. The power plant shall report the reservoir water levels of lower and upper reaches at 8:00 am, the reservoir inflow quantity at 8:00 am, the discharge quantity at 8:00 am of the current day, as well as the reservoir inflow, the power discharge quantity, the discharge quantity, the reservoir outflow quantity, the mean rainfall of the drainage area, and the electricity loss from peak-shaving abandoned water of the previous date to the Local Dispatching, by 9:00 am of the current day.

10.3.6

The monthly dispatching report for reservoir. The Power Plant shall, before the 3rd day of each month, correctly fill in the monthly dispatching report and send such report by facsimile or e-mail, or send the original by mail to the dispatching center, the main content for which shall include given monthly and the yearly aggregated active and reactive actual power generation output (ten thousand kwh), the assessment power generation output (ten thousand kwh), the maximum daily power generation output (ten thousand kwh), the maximum output (Mw), the minimum output (Mw), the monthly average maximum output (Mw), the monthly average minimum output (Mw), the term end installed capacity (Mw), the power generation dispatching plan (ten thousand kwh), the term end adjustable output (Mw), the installed utilization hour (h), the plant’s utilizing electricity volume (ten thousand kwh), the total reservoir water inflow (ten thousand m3), the average reservoir water inflow (m3/s), the drainage rainfall (mm), the maximum rainfall (mm)/date, the maximum reservoir water inflow (m3/s)/date, the minimum reservoir water inflow (m3/s)/date, the maximum water discharge (m3/s)/date, the rain days (day), the water discard water days (day), the aggregated water consumption volume (ten thousand m3), the power generation water consumption volume (ten thousand m3), the discharging water volume (ten thousand m3), shipping and log water volume (ten thousand m3), other lost water volume (ten thousand m3), the average water head (m), the checking water head (m), the highest water level (m)/date, the lowest water level (m)/date, the month-end actual water level (m), the month-end checking water level (m), the month-end adjustable water volume (ten thousand m3), the month-end stored energy (ten thousand kwh), the water consumption rate (m3/kwh), the water utilization ratio (%), the water head proportion, the water discarding period power generation load ratio (%), the accuracy rate for load estimation (%), the value of composite factor K, the energy-saving electricity volume (ten thousand kwh), the total water saving volume (ten thousand m3), the lost electricity volume due to water discarding (ten thousand kwh), the average reservoir water inflow for the beginning, middle and end of each month (m3/s), etc

10.4	The automatic hydrological forecasting system and water dispatching automation system

10.4.1

In case of malfunctions of the automatic hydrological forecasting system of the Power Plant or the water dispatching automation system of the sub-center of the Power Plant, the Power Plant shall immediately make restorations and report to the dispatching center, so as to collect the real time rain and water conditions for the reservoir drainage and serve to improve the economic operation level of the Power Plant and ensure the flood prevention for the up and down stream of the reservoir.

10.4.2

In the event that the overhaul and equipment maintenance for the automatic hydrological forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant have caused the outage of the forecasting system, the approval from the dispatching center shall be procured.

10.4.3

The transformation and upgrading plan for the automatic hydrologic forecasting system of the Power Plant and the water dispatching automation system of the sub- center of the Power Plant shall be submitted to the dispatching center for examination.

10.5

The determination of the liabilities for breach of contract on the reservoir dispatching. Where any of the following events occurs, Party B shall bear the liabilities for breach of contract toward Party A according to Chapter XVI of this Agreement:

(1)

The power plant conducts equipment overhaul/outage to its automatic hydrological forecast system or conducts the renovation and upgrading to its sub-center system, without the prior consent of the Power Dispatching Agency.

(2)

The entire outage or unusual situation occurs to the automatic hydrological forecast system of the hydraulic power plant and Party B fails to timely report to the Local Dispatching and the water dispatching on such situation, or fails to provide written malfunction analysis to the Local Dispatching and the water dispatching according to relevant rules after such occurrence.

(3)

The malfunction of the automatic hydrological forecast system of the hydraulic power plant which causes the interruption of the key information (such as the water-level of the dam, areal rainfall, reservoir inflow, etc.) constantly lasting more than 24 hours or accumulatively lasting 36 hours in a month.

(4)	The monthly channel patency rate or the monthly data pass-rate of the automatic hydrological forecast system of the hydraulic power plant is lower than 95%.

(5)	The daily statement on water situation of the hydraulic power plant is not filled out and reported on schedule, which occurs twice or more in a month.

(6)	The monthly statement on hydropower dispatching of the hydraulic power plant is not filled out and reported on schedule or has errors, which occurs twice or more in a year.

(7)	The hydraulic power plant fails to timely report to the Local Dispatching on its flood-discharge information during the flood period.

(8)	The power plant fails to fill in and report its daily reservoir dispatching statement on schedule, which occurs twice or more in a month;

(9)	The power plant fails to correctly fill in and report its monthly reservoir dispatching statement on schedule, which occurs twice or more in a year.

Chapter XI Relay Protection and Automatic Safety Devices

11.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation and management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:

(1)

Taking charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and making analysis and assessment of the movements of the devices.

(2)

Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements of the Power Dispatching Agency, and keeping complete commissioning reports and records.

(3)

Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to analyze and handle the accidents.

(4)

In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

	(5)	Providing instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and necessary technical support.

(6)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(7)	Before the 20th day of each month, finishing the analysis report on the operation of relay protection and automatic safety devices for the previous month with a copy to Party B.

11.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices and relevant relay protection counter measures against accidents, abide by the relevant regulations of the dispatching center concerning the grid safe operation, take charge of operation management of relay protection and automatic safety devices within its jurisdiction, and conform to the following requirements:

(1)

Party B must, during the period for the preliminary design of the Power Plant, provide the principle designing instructions for the adopted relay protection equipments to Party A and ensure the implementation of opinions proposed by Party A according to the requirements of safe operation of the power grid and counter measures against accidents, otherwise, Party A shall be entitled to reject its connection onto the grid.

(2)

The Local Dispatching shall issue the settling values of the in-plant relay protection and automation safety device which are under its jurisdiction. The power plant shall calculate and determine other settling values of the relay protection and automation safety device and the power plant shall report the determined setting values to the Local Dispatching for recordation. The boundary fixed value shall be reported to the Local Dispatching for recordation as well.

(3)

Taking charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant, and making analysis and assessment of the running conditions of the devices which shall be applied to the dispatching center for filing and record.

	(4)	Taking charge of the settings of relay protection and automatic safety devices within the jurisdiction of the dispatching center and being responsible for its correctness and completeness.

(5)

Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements, and keeping complete commissioning reports and records.

(6)

The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid, the settings shall be made by the dispatching center, and the selection of types of relevant equipments shall be subject to the approval of the Power Dispatching Agency.

(7)

In case of any change of operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices within its jurisdiction according to the requirements of the Power Dispatching Agency.

(8)

In case of any running of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, analyze the causes and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency according to the requirements. In case the power grid is concerned, Party B shall cooperate with Party A in assisting in analyzing and handling the accidents.

(9)

In case of malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Power Dispatching Agency, handle the accidents, analyze the causes and take measures in a timely fashion in accordance with the codes. In case the power grid is concerned, Party B shall submit relevant status to the Power Dispatching Agency in a written form.

	(10)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(11)

Before the 5th day of each month, finishing the analysis report on the operation of the relay protection (including line protection, transformer protection, generator protection and busbar protection, etc.) and automatic safety devices of the Power Plant for the previous month, and provide three (3) copies to the Power Dispatching Agency.

11.3

In the event that the relay protection and automatic safety protection devices for the equipments belonging to the Power Plant but within the jurisdiction of the dispatching center (including direct dispatching and licensing dispatching equipments) need technological transformation, the relevant technological transformation plan must be examined and approved by Party A.

11.4

In case of any trip of the switch of the generator units or lines of Party B due to the relay protection devices, the Power Plant shall submit the relevant default conditions of the equipments set forth below to the relay protection department of Party A within twenty four (24) hours, mainly including but not limited to:

	(1)	The equipment turning-on condition and the operation mode of the primary equipment during the occurrence of such trip;

	(2)	The signal of the visual annuciator in the supervisory control panel and the trip condition of the breaker;

	(3)	Signal of face plate for the protection devices;

	(4)	The printed report for the default of the microcomputer protection device;

	(5)	The default report of the microcomputer default recorder.

11.5	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.

(1)

Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties.

	(2)	The equipments after transformation shall not be put into operation until being commissioned and passing the acceptance and being confirmed as qualified through specific procedures.

11.6

Each party shall respectively designate operator responsible for operation of delay protection and safety automation facility, so as to ensure the normal operation of delay protection and safety automation facility.

11.7	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):

	(1)	The service factor for the main protection of relay protections ≥99%.

	(2)	The accuracy rate for the running of protections with 35 kv ≥99%.

	(3)	The accuracy for the whole protection ≥99%

	(4)	The availability for fault recording ≥100%.

	(5)	The intact rate of fault recording tele-communication ≥100%.

	(6)	The service factor of automatic safety devices ≥99%.

	(7)	The accuracy rate for the running of automatic safety devices ≥100%.

11.8

If Party B’s operation and maitenance of the power plant’s relay protection and automation safety devices cannot meet the requirement, which results in the following events, then Party B shall bear the liabilities for breach of contract toward Party A according to Chapter XVI of this Agreement:

(1)

The mal-operation or the wrongful action of the relay protection and automation safety devices under the power plant’s maintenance causes destruction to the stability of the power grid or a vast area power cut (except the reasons not ascribed to the power plant).

(2)

The mal-operation or the wrongful action of the relay protection and automation safety devices under the power plant’s maintenance (except the reasons not ascribe to the power plant), which does not cause destruction to the stability of the power grid or a widespread blackout.

(3)

The main protection and automation safety devices under the power plant’s maintenance cannot run normally; the unplanned outage of the main protection device lasts more than 24 hours; and the unplanned outage of the automation safety device lasts more than 12 hours.

Chapter XII Dispatching Automation

12.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the material problems arising out of the operation.

	(2)	Facilitating the connection of automation signals of the Power Plant according to the design requirements.

	(3)	Sending system signal to the dispatching automation system of the Power Plant timely and accurately.

	(4)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

	(5)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

(6)

The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).

12.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, abide by relevant regulations formulated by the dispatching center, take charge of the operation and maintenance for the dispatching automation equipments at the Power Plant end, and conform to the following requirements:

(1)

The telecontrol data from the Power Plant RTU or the computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the Power Dispatching Agency according to the transmission protocols in line with the national standards or industry standards. The electric energy metering system shall pass the testing organized by a qualified testing agency recognized by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of the Power Dispatching Agency.

	(2)	Making timely analysis of the fault causes for the dispatching automation system within its jurisdiction and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)

The computer monitoring and control system of the Power Plant shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission) to make sure the effective isolation of the Power Plant’s computer monitoring and control system from the management information system and the office automation system, and the physical isolation of the dispatching special data network from the comprehensive information network and outside internet.

12.3

Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System and the dispatching automation operation code, and shall not exit or shut down the equipments at random.

12.4

Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems within their respective jurisdictions, and ensure the normal operation of the dispatching automation system and avoidance of enlargement of grid accident arising from the dispatcher failure to dispose the grid accident due to or prejudiced by the automation system.

12.5

In the event that the equipments which belong to the Power Plant but within the dispatching range (including the equipments under the direct and licensing dispatching) of the dispatching center and the dispatching automation and communication equipments need technological transformation, the plan must be examined and approved by the dispatching center. The Power Plant shall submit to the dispatching center all and complete design materials and requisite testing data.

12.6

In case of any bidding for grid connection of the power generation as required by the national polices or governmental regulations, the Power Plant shall establish and utilize relevant technical support system according to relevant regulations, which could make the Power Plant be ready for effective communication with relevant system of the dispatching center.

12.7

Party B shall, according to the requirements of the dispatching production control and management, establish relevant computer data network, and interconnect it to the special network for dispatching data and the dispatching management information network.

12.8	The RTU or the computer monitoring and control system, the electric energy collection and transmission devices of the Power Plant shall reach the following main operation standards:

(1)	The availability of RTU or the telecontrol station of the computer monitoring and control system (monthly) ≥ 99.9%.

(2)	The accuracy error of telemeter ≤0.1%.

(3)	The accuracy of tele-responding at accident: 100%.

Chapter XIII Dispatching Communication

13.1

Party A shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, take charge of the operation and maintenance of the dispatching communication system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching communication system, taking charge of the monitoring and dispatching command of the operating conditions of the dispatching communication system and coordinating the major problems arising out of the operation.

	(2)	Taking charge of the operational maintenance of the communication equipments and communication lines at the dispatching end, and ensuring the reliable operation.

	(3)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

	(4)	Providing instructions and assistance to Party B in the operational maintenance of the dispatching communication system, and cooperating with Party B in respect of the investigation on accidents.

13.2

Party B shall strictly abide by the codes and regulations concerning the design, operation and management of the dispatching communication system, and relevant communication management regulations of the dispatching center, take charge of the operation and maintenance of the dispatching communication system at the Power Plant end, and conform to the following requirements:

	(1)	Taking charge of the operational maintenance for the dispatching communication system at the Power Plant end and ensuring the reliable operation.

	(2)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party A in respect of the investigation on accidents.

13.3

The model selections and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with Party A, and shall be approved by Party A.

13.4

In order to assure the reliability of the information transmission between both Parties, the interconnected transmission net of both Parties shall be equipped with two different and independent communication transmission routes (physical media) to ensure the specified dispatching and the transmission channel for the automation system, relay protection and automatic safety devices.

13.5

As required by the business of the power grid production dispatching, both Parties shall be equipped accordingly with the complete connection and auxiliary facilities, etc. for the systems in relation to data exchange, dispatching and executive exchange, communication monitoring and controlling, and other communication system.

13.6

In order to ensure the influent interconnection and intercommunication of the communication net, the parameters of the communication equipment of Party B, which is connected to the electric power communication net of Party A, shall be approved by Party A in writing.

In the event the technical parameters for interconnection with communication net (such as power, bit error rate, equipment type, configuration, interface style) of Party B has not been approved by Party A in written form through consultations, Party A may refuse the relevant interconnection. Party B shall assume the liability for the failure of interconnection and intercommunication and the influence of the failure of interconnection and intercommunication on the production.

13.7

The overhaul and outage (retirement) of the system equipment of the power plant or hydropower station, which is connected to the electric power communication interconnection net of the local and county dispatching, shall comply with the management regulation and examination and approval procedures of Party A.

13.8

The system equipments of the plant and station, which are connected to the electric power communication interconnection net of the local and county dispatching, must be equipped with the corresponding staff for the daily operation maintenance to ensure the twenty four (24) hours available field maintenance for any default to the interconnected electric power lines; in addition, such staff shall strictly obey the electric power communication dispatching instructions released by the local and county dispatching and communication net management and maintenance cooperation.

13.9

In case of any overhaul without going through any examination and approval procedures, or the implementation that is not complied with the communication dispatching directions, and the requirements of the cooperation for the net management and maintenance, which are due to Party B’s Reason and cause mistaken operation, mistaken judgment and mistaken direction of the communication dispatching and operation maintenance, Party B shall be responsible for the corresponding liabilities for the aforesaid mistakes which lead to the delayed settlement and overtime block of the interconnected communication net;

The so-called “communication circuit malfunctions” which “influence the safe production of the power grid” generally refers to: the communication means, content and mode which are indispensable for the safe production of the power grid, irreplaceable by temporary plans, and are sufficient to influence and delay the handling of the power grid accidents.

13.10	Both Parties shall prepare a standby communication system so as to ensure the communication uninterrupted by any Emergencies occurred to the power grid or the Power Plant.

13.11

Both Parties shall respectively appoint staff to take charge of the operation and maintenance of the dispatching communication system within their respective jurisdictions, and ensure the normal operation of the dispatching communication system.

13.12

Party B shall endeavor to make all relevant communication stations under its control comply with the standard communication station of the provincial electric communication net, free-willingly accept the supervision and inspection organized by Party A for standard communication stations, be entitled to participate in the amendment and revision of the criterions for standard communication stations, and ensure the continuous liable operation of the communication equipments at the plant and station end. In the meanwhile, Party B shall take an active part in the annual professional meeting for the whole province’s electric communication work.

13.13

Party A shall carry out the payable arrangement for the interconnection between the provincial electric power communication net and the two communication transmission net lines of Party B, which are of different operation modes, different wideband and different signal contents, on the basis of the two different communication transmission routes owned by Party B, and connect the corresponding signals to the provincial (local) dispatching agencies.

13.14	The electric power dispatching communication system at the end of Party B shall reach the following main operation standards:

	(1)	Service factor of communication circuit ≥99.50%.

	(2)	Equipment service factor ≥99.85%.

Chapter XIV Accident management and Investigation

14.1

The dispatching center and the Power Plant shall, within their respective jurisdiction and in accordance with relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of the handling results.

14.2

The equipment accidents within the dispatching range of the dispatching center shall be handled by strictly following the instructions of the on-duty dispatchers of the dispatching center (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

14.3

In case of any tripping or unit derated volume and other abnormal conditions or accidents occurred to the equipments within the dispatching jurisdiction of the dispatching center, the Power Plant shall strictly abide by the provisions of the Dispatching Code to verify the reasons for such abnormality or accidental tripping, report the actual conditions accurately, obey the directions of the dispatching center and resolve the default of the equipments. Otherwise, the dispatching center shall be entitled to order outage of relevant equipments or limit the active output of units.

14.4

In case of breaker tripping occurred to the units or circuits of the Power Plant, the staff of the Power Plant shall report by telephone to the dispatching center and submit the following malfunction events, including but not limited to:

	(1)	The tripping of circuit breaker;

	(2)	The location of the circuit breaker (on/off);

	(3)	The tripping time;

	(4)	Any information which will help to analyze the tripping reasons for circuit breaker;

	(5)	The tripping times of circuit breakers due to the malfunctions;

	(6)	The output records from false recording devices.

The staff of the Power Plant shall immediately report the above-mentioned events set forth in items (1), (2) and (3), the events set forth in items (4), (5), (6) shall be reported as soon as the preparation of the field is ready. In case of any abnormity of the far transmission function of false recording devices, the event provided in item (6) shall be provided within twenty-four hours to the dispatching center.

14.5

The dispatching center shall, according to the Guide on Safety and Stability for Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, operation characteristics and specific conditions of the Power Plant, formulate principles for accident management and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

14.5.1

In case of any Emergencies that threaten the safety of the power grid, the on-duty dispatchers of the dispatching center may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, and disconnecting the Power Plant, etc.

14.5.2

In case that the Power Plant or any of the units has to be disconnected, the dispatching center shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

14.5.3	The dispatching center shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

14.6

The units power generation curve (active or reactive), the voltage at the voltage testing point and the power on the system frequency curve or link line shall be subject to the data collected by the dispatching automation system of the dispatching center, and shall be taken as the basis for relevant assessment In case of any dissenting opinion concerning the data collected by the automation system of the dispatching center, the Power Plant may timely provide evidence which shall be jointly confirmed by both Parties through verification.

14.7

The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the liabilities, and the counter measures against accidents to prevent similar accidents. The responsible Party for the accident shall assume the liabilities according to the investigation conclusion, and timely implement the counter measures against accidents.

14.7.1

During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

14.7.2

During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

14.7.3

As for the accidents involving both Parties, if the Parties cannot reach an agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

14.7.4

The investigation report on the accident involving one Party or both Parties shall be published, which shall cover: causes of the accident, dealing progress of the accident, responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.

14.7.5

The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case that the other Party is involved in such rectification plan and preventive measures, the consent of the other Party shall be obtained.

Chapter XV Force Majeure

15.1

If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:

	(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

	(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

	(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.

15.2

In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

15.3

The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

15.4

In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over sixty (60) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within thirty (30) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.

Chapter XVI Liabilities for Breach of contract

16.1

Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

16.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Article 16.3 hereof:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

	(2)	Violation of the provisions of Articles 5.3 and 5.4, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

	(3)	Violation of the provisions of Article 6.2, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

	(4)	Violation of the Dispatching Code for Electric Power System, which has caused direct economic losses to Party B.

(5)

Party A requires the Power Plant (units) to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement (excluding for handling accidents), which has caused direct economic losses to Party B.

	(6)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.

	(7)	Due to Party B’s mal-operation, Party A causes direct economic loss to Party B while performing Article 14.5.1.

	(8)	Failure of delay protection, automatic safety device, dispatching automation system, dispatching communication due to Party A’s reason, which has caused direct economic losses to Party B.

16.3	For each time of breach of Contract, Party A shall undertake the liabilities for breach of contract by the following ways:

	(1)	Paying to Party B the electricity output of 5,000 kwh in a lump sum as a compensation for its breach.

(2)

In case of any direct economic losses of Party B which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) above, the electric power output corresponding to the direct expenses of Party B for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant).

16.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A by the method provided in 16.5:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

	(2)	Failure to complete the grid connection preparation works in accordance with the provisions of Chapter IV hereof, which has caused direct economic losses to Party A.

	(3)	Violation of the provisions of Articles 5.2 and 5.4, which has caused direct economic losses to Party A.

(4)

Violation of the provisions of Articles including: Article 6.5; Article 7.4.1 to 7.4.4, Article 7.10, Article 7.11; Article 8.6; Article 10.5; Article 11.2, Article 11.7, Article 11.8; Article 12.2; Article 13.8; Article 14.4.

	(5)	Malfunction or abnormal function of the primary and secondary equipments of the Power Plant in relation to the grid operation due to Party B’s reason, which has caused direct loss to Party A.

(6)

The failure of the electric power automatic system of the Power Plant to attain the agreed standards provided in Article 12.8, or the malfunction of the electric power automatic system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(7)

The failure of the dispatching communication system of the Power Plant to attain the standards provided in Article 13.14, or the malfunction of the dispatching communication system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

16.5	For each time of breaching any Item of Article 16.4, Party B shall assume the liabilities for breach of contract by the following ways:

	(1)	Paying to Party A the electricity output of 5,000 kwh in a lump sum as a compensation for its breach.

	(2)	In case of any direct economic losses of Party A which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) hereof, the electricity output corresponding to the direct expenses of Party A for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant); in case of causing economic losses to the third party, Party A shall compensate.

16.6

If accidents provided in Article 11.9 (1) and (2), malfunctions or incorrect actions of the relay protection and automation safety device, are caused due to Party B’s reason, which have not caused destruction to the stability of the power grid or a widespread blackout, for each occurrence of the said accident, deduct and fine 10,000 kilowatt hours on-grid output; if causing destruction to the stability of the power grid or widespread blackout, deduct and fine 30,000 kilowatt hours on-grid output for each occurrence.

16.7

In case of any of the following serious breach of contract committed by Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units) and Party B shall not be entitled to claim for compensations from Party A for any loss caused by such Disconnection.

	(1)	The Power Plant arbitrarily starts up for grid connection or shut down for Disconnection without being approved by the dispatching center.

	(2)	In case of Emergencies, the Power Plant violates the provisions of Articles 6.1 and 7.1.1.

(3)

In case of Emergencies, the Power Plant fails to report to the dispatching center the real conditions of the equipments of the Power Plant (such as power generator, steam turbine, boilers and electric equipments) and relevant facilities.

16.8

Unless otherwise provided in this Agreement, in case of any breach of contract, the non-defaulting Party shall immediately notify the defaulting Party to stop breaching the contract, and shall furnish a written notice as quickly as possible to the breaching Party, demanding it to correct the breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

16.9

The breaching Party shall immediately take measures to correct its breach of contract, and confirm its breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

	(1)	The lump-sum electricity output for breaching the contract shall be paid together with the monthly electricity output settlement after the breach of contract has been confirmed.

(2)

The electric power volume corresponding to the portion of direct economic losses exceeding the lump-sum liquidated damages shall be paid together with the monthly electricity output settlement after the confirmation of the losses.

16.10

In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance period specified herein, the other Party may request it to assume the liabilities for breach of contract.

16.11

When this Agreement has come into effect, the electricity output for breach of contract agreed to be assumed by both Parties hereto shall not be repeatedly assessed and calculated with the electricity output for rewards and punishments provided in the Measures on the Operation Management and Assessment of the Unified Dispatching Power Plants of Fujian Power Grid (Trial Version (No.71 Min Jing Mao Dian Li [2008]) issued by the Economic and Trade Commission of Fujian Province; As of issues not covered by this No.71 regulation, the liability for breach provisions as agreed hereof shall be applicable.

Or, in the event that the implementation of the Measures on the Operation Management and Assessment of the Unified Dispatching Power Plants of Fujian Power Grid (Trial Version (No.71 Min Jing Mao Dian Li [2008]) issued by the Economic and Trade Commission of Fujian Province shall be suspended due to policy change, and the assessment of the operation and management of the Power Plant shall be carried out in accordance with the provisions of this Agreement.

Chapter XVII Effectiveness and valid Term

17.1

This Agreement shall come into effect upon being signed by the legal representatives or authorized agents of both Parties and affixed with their official seals. The dispatching agreement signed between Jianou Huiguang Power Generation Co., Ltd. and Fujian Province Jianou Power Supply Co., Ltd. shall be abolished at the same time.

17.2	The valid term of this Agreement shall be from the effectiveness date to December 31, 2015.

17.3	Parties shall negotiate renewal of this Agreement three (3) months prior to the expiration of this Agreement.

Chapter XVIII Modification, Assignment and Termination of this Agreement

18.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for coming into effect shall be the same as specified in Article 17.1.

18.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.

18.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:

(1) Alteration of relevant laws and regulations, rules and policies of the State;

(2) Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority;

(3) East-China Grid starts it formal operation and policies such as power plant bidding for on-grid are implemented.

18.4	Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement after seven (7) days from sending a notice of termination:

(1) Either Party goes bankrupt or liquidated, or the business license or the electric power business license of either Party or the Power Plant is revoked.

(2)

One Party is merged with the other Party or all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

(3) Other events agreed by both Parties to terminate this Agreement: .

Chapter XIX Dispute resolution

19.1

Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall resolve the disputes by the following method:

Both Parties agree to submit the dispute to Nanping Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

19.2	During the consultation and arbitration process, the other terms except for disputed terms of this Contract shall be continued to perform.

Chapter XX Applicable Law

20.1	The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Chapter XXI Miscellaneous

21.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from public channels. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third Party all or part of the information and documents, unless otherwise provided by the regulations of the State.

21.2	Appendices

	Appendix I:	Diagram for the Connection Points

	Appendix II:	Technical Parameters of the Power Plant

	Appendix III:	Division of Dispatching Range for the Power Plant’s Equipments

The Appendices to this Agreement (including the special provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.

21.3	Entire Agreement

This Agreement (including the special provisions) and the appendices hereto constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement, and shall replace all previous discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

21.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A: Fujian Province Electric Power Co., Ltd. Nanping Electric Power Industry Bureau

Attention:	Nanping Power Dispatching Agency

Telephone Number:	0599-8843323

Facsimile Number:	0599-8844400

Zip Code:	353000

Mail Address:	Nanping Power Dispatching Agency

Party B: Shaowu City Jinwei Hydroelectric Co., Ltd.

Attention:	Guan Ning

Telephone Number:	13859365689

Facsimile Number:	______________

Zip Code:	35400

E-mail:	swjfwjq@163.com

Mail address:	Donghu Power Building, No.27 Chengdong Road,

Shaowu City, Fujian Province

21.5	No Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

21.6	Continuing Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

21.7	Text

This Agreement comprises Thirty-five (35) pages, and shall be signed in four (4) counterparts. Each Party shall hold two (2) counterparts.

Party A: Fujian Province Electric Power Co., Ltd. Nanping Electric Power Industry Bureau	Party B: Shaowu City Jinwei Hydroelectric Co., Ltd.

(Stamp)	(Stamp)

Legal Representative:	Legal Representative: , or

Authorized Representative:	Authorized Representative: Lin Zhong Hui

Signing Date: December 24, 2010

Signing Place: Nanping Electric Power Industry Bureau

Appendix I Diagram for Connection Points

Appendix II Technical Parameters for the power plant

Technical Parameters for the Power Plant

1.	Nameplate Parameters for the Generator Units of the Power Plant

Unit No.	Type	Rated Capacity (KVA)	Active Power (KW)	Rated Power Factor	Rated Speed (r/min)

1#	SFWG8000-56/4850	8889	8000	0.9 (lagging)	107.1
2#	SFWG8000-56/4850	8889	8000	0.9(lagging)	107.1

2.	Connection lines between the Power Plant and the power grid of Party A

(1) Name of the line: Fuwei Line.

(2) Voltage level: 35 kV.

3.

Party B shall provide other accurate technical parameters of the Power Plant according to the design parameters for the equipments and the connection commissioning results (the parameters below are filled in according to general design. Party B shall circulate such parameters to Party A for confirmation within one (1) month after commissioning and start of commercial operation, for failure of which Party B shall be liable).

3.1	Normal Operation Output Range

The maximum output for the normal operation of the generator units of the Power Plant shall be 100% of the rated capacity, and the minimum output for the normal operation shall be 0% of the rated capacity.

3.2

Under the special condition of frequency modulation of the power grid, the maximum output for the normal operation of the generator units of the Power Plant shall be 100% of the rated capacity and the minimum output of the generator units of the Power Plant shall be 0% of the rated capacity.

3.3	The shortest time for the units from receiving a dispatching instruction to reaching the grid connection output or from zero output to rated output is 30 minutes.

3.4	The shortest time from full load output to zero load after receiving a dispatching instruction is 3 minutes.

4.

When the Power Plant has been put into commercial operation, if Party B finds any change in the operation parameters of the units which fail to meet the technical indicators as set out in Article 3 above and need modifications, explanations shall be made to the Power Dispatching Centre, and a testing report issued by a qualified agency shall be submitted as well.

Appendix III Division of Dispatching Range of power plant Equipments

1.	The equipments within the direct jurisdiction of the Local Dispatching

	(1)	No.1 and No.2 generator units

	(2)	Primary Equipments

35 KV line and switches, 35 KV busbar and affiliated bay equipments, No.1 main transformer, 6.3 KV busbar and busbar PT, lightning arrester bay

	(3)	Lay protection and automatic safety device

No.1 main transformer protection, 35kv line protection, reclosing facility

	(4)	Dispatching automation and communication facility related to Party A’s dispatching business

Dispatching automation facilities used to send telemeter data to the dispatching centre or facilities used to communicate with the dispatching centre.

2.	The equipments within the jurisdiction of the Power Plant

Power utilization system, No.1 and No.2 generator units protection

3.

Parties hereof agree that: in the event that there is any change to equipment dispatching range of the Power Plant, there is no need to amend Appendix III hereof, and the notice promulgated by the dispatching agency shall be applicable